Exhibit 10.02

Summary of Lease Agreement between Versant Gmbh and  DIC DP Hamburg Halenreie Gmbh, dated July 17, 2009. (Original document in German)

On July 17, 2009, Versant’s subsidiary, Versant Gmbh (“Versant Germany”) entered into an agreement with DIC DP Hamburg Halenreie Gmbh, pursuant to which Versant Germany will lease approximately 10,200 square feet of space in a commercial office facility located in Hamburg, Germany for a term of sixty months, commencing on December 1, 2009 and expiring on November 30, 2014. Versant has the option to extend the term of the lease for up to two additional three-year periods at an inflation adjusted monthly rent.

The leased property is located at Halenreie 40-44, 22359 Hamburg, Germany and includes 884m² of office space, 63m² of storage space and 15 parking places.  The initial monthly rental is as follows:

Office Rental	9,503.00	€
Storage Rental	283.50
Parking Space Rental	375.00
Ancillary Costs	2,367.50
German VAT @ 19%	2,380.51
Total Monthly Rental	14,909.51	€

The monthly rental is subject to an annual adjustment based on the German General Price Index, similar to the U.S. Consumer Price Index, using a common index reference period (2005=100).  The Operating Costs included in the rent are similar to those costs or expenses which are customarily reimbursed to commercial lessors in the United States as rent, including common area maintenance, heating etc., and are subject to changes based upon actual costs and Versant’s consumption, and in some cases based on the percentage of the office complex leased by Versant Germany. Versant Germany will receive one month’s rent abatement in January 2010. Any tenant improvement costs will be borne by Versant Germany.

Under the lease, Versant Germany is required to pay and maintain a security deposit of approximately 45,000€.

The lease requires Versant Germany to maintain certain insurance coverage, including liability insurance, office insurance and business interruption insurance and, as is customary in commercial leases, requires Versant to indemnify the lessor for certain damages or liabilities related to Versant Germany’s use and occupancy of the leased premises.  The lease in many cases limits the landlord’s liability to Versant Germany for certain acts or omissions of the landlord to acts or omissions that involve gross negligence or willful misconduct on the part of the landlord, and the lease also provides that Versant Germany may not recover damages for lost profits.